UNITED STATES

SECURITIES AND EXCHANGE COMISSION

WASHINGTON, DC.  20549

FORM 8-K

CURRENT REPORT

PURSUSANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  JULY 29, 2002

NASH FINCH COMPANY

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHAPTER)

DELAWARE	0-785	41-0431960
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7600 France Ave. South, Edina, Minnesota	55435
(Address of principal executive offices)	(Zip Code)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE:  (952) 832-0534

ITEM 4.                  Changes in Registrant’s Certifying Accountants

                Effective July 29, 2002, Nash Finch Company (the “Company”) dismissed Ernst & Young LLP and engaged Deloitte & Touche LLP as the principal accountant to audit the Company’s financial statements, beginning with its financial statements for the year ending December 28, 2002.  The decision to change accountants was recommended by the Company’s Audit Committee and approved by the Company’s Board of Directors.

                Neither of the reports of Ernst & Young LLP on the financial statements of the Company for the past two fiscal years contained an adverse opinion or disclaimer of opinion, nor was either qualified or modified as to uncertainty, audit scope or accounting principles.  There were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, during the Company’s two most recent fiscal years ending December 29, 2001 and each subsequent interim period preceding July 29, 2002 which, if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreements(s) in connection with their reports.  No “reportable events,” as identified in Regulation S-K, Item 304 (a)(1)(v), occurred within the Company’s two most recent fiscal years and each subsequent interim period preceding July 29, 2002.

                The Company requested that Ernst & Young LLP furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company, and, if not, stating the respects in which it does not agree.  A letter from Ernst & Young LLP is included as Exhibit 16 to this report, stating their agreement with the statements made by the Company in this report.

                During the Company’s two most recent fiscal years and any subsequent interim period prior to July 29, 2002, Deloitte & Touche LLP had not been consulted by the Company either with respect to the application of accounting principles to a specific transaction, the type of audit opinion that might be rendered on the Company’s financial statements or any “disagreement” or “reportable event” as described in Item 304 (a)(2)(ii) of Regulation S-K.

                In January 2002, the Company engaged Deloitte & Touche LLP to provide consulting services associated with a financial system conversion.  Total fees for the project are expected to approximate $1.2 million, of which approximately 56% were earned prior to July 2002.  It is the Company’s policy to limit the use of its external auditors for consulting services.  The project is expected to be completed before the end of 2002.

Item 7.                    Financial Statements and Exhibits.

(c)           Exhibits

16.1         Letter dated July 29, 2002 from Ernst & Young LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 29, 2002	By /s/ Robert B. Dimond
Robert B. Dimond
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Item	Description	Method of Filing

16.1	Letter dated July 29, 2002 from Ernst & Young LLP	Filed electronically herewith.